Exhibit 10.1

CONFIDENTIAL – VIA EMAIL

October 13, 2016

Mr. John Hawkins, Executive Chairman

Vislink PLC

Marlborough House, Charnham Lane

Hungerford, RG17 0EY United Kingdom

Re: Vislink PLC

Dear John:

This updated letter of intent ("Updated Letter of Intent" or “Updated LOI”) sets forth the intent on the part of xG Technology, Inc (“xG”) whereby xG, or its assignee or designee, will acquire designated assets (the "Designated Assets") and liabilities (the “Designated Assumed Liabilities”) of Vislink PLC (“VLK” or the “Company”) as designated on Schedule "A" hereto, which such schedule is incorporated herein by reference. The parties herein will be collectively referred to as the “Parties”.

Having completed our initial phase of due diligence, as outlined in the preceding initial LOI dated September 20, 2016, it is our intent to negotiate a mutually acceptable definitive purchase and sale agreement (the "Agreement") which, among other things, will provide for the following:

1.	The total gross cash consideration will be Sixteen million US Dollars ($16,000,000), the structure of consideration to be paid will be determined as we work through the Agreement.

2.	Upon the execution of this Updated Letter of Intent, xG shall have full and complete access to all information as is uploaded to the data room in respect of the due diligence. The Company shall continue to furnish to xG and its representatives and advisors such financials and operating data and such other access and information with respect to its business, operations and property as xG shall from time to time reasonably request, as well as any new material information relating to requested data since the initial due diligence request. It is understood that all due diligence investigations are to be conducted in such a manner as not to interfere unduly with the normal operations of the Company; and further, if a transaction is not consummated for any reason whatsoever, xG shall keep confidential all information (unless ascertainable from public information or learned from a source other than the representatives of the Company) obtained from the Company concerning its operations and business. The Company agrees to be bound by a similar confidentiality provision to the extent that they receive confidential information concerning xG or its affiliates. In addition to the above confidentiality provision in this paragraph, reference is made to the Non-Disclosure Agreement signed by both companies on August 26, 2016. Such agreement is incorporated herein by reference.

3.	The Company agrees that until closing (“the Closing”), expected before December 31, 2016, the Company will not initiate or enter into any discussions with any other prospective purchaser of the assets and/or liabilities or of the stock or businesses of the Company, unless sooner terminated. In this regard, the Company represents to xG that they have not already entered into any Letter of Intent or agreement with any other person or entity with respect to any acquisition of assets and/or liabilities or of the stock or businesses of the Company which is presently binding.

4.	Upon execution of this Updated Letter of Intent, and assuming a satisfactory continued due diligence investigation, xG, the Company and their respective agents agree to negotiate and work toward the execution of the Agreement. The parties agree that, if the Agreement is negotiated to the satisfaction of the respective parties, upon execution of the Agreement, they will with all deliberate speed take such actions as are reasonably necessary to consummate the transaction.

5.	This transaction will be subject to the results of xG’s due diligence; and further subject to the satisfaction of the terms, covenants, conditions and other provisions to be contained in the Agreement. And such Agreement shall also contain such other terms, covenants and conditions as are customary for a transaction of this size and type.

6.	xG will immediately authorize its nominated bank to raise at least one third of the price for consideration, less fees, to be in placed in a restricted account for closing this specific transaction, within twenty (20) business days after receipt of pro forma financial information.

This Updated Letter of Intent is intended to be and shall constitute a legally binding and enforceable document between xG and the Company, each acting through its respective Boards of Directors.

If the foregoing meets your approval, please so signify by signing and returning the enclosed copy of this Updated Letter of Intent.

This Updated Letter of Intent may be executed in counterparts and each counterpart will be treated as if it were an original.

In the event of non-compliance with clause 6 hereof, this updated letter of intent shall terminate immediately.

Sincerely,

xG Technology, Inc.

By:	/s/ Roger G. Branton
Roger G. Branton, CFO

By:	/s/ Richard L. Mooers
Richard L. Mooers, Director

Agreed and accepted:

Vislink PLC

By:	/s/ John Hawkins
John Hawkins, Executive Chairman

The above is not binding unless executed by all parties prior to October 13, 2016.

SCHEDULE A

“Designated Assets and Liabilities”

to be Purchased by xG Technology, Inc.

Designated Assets to be acquired by xG:

All assets comprising the hardware segment of Vislink, PLC and or used in connection with the hardware division sales. The Company has projected that the sales of this segment are expected to be $45-50 million in calendar year 2016. The Company will provide a detailed listing of such assets within ten (10) days of signing this Updated LOI, and will update it frequently as it changes during the period up to Closing and consistent with this division being a viable ongoing concern.

All property leases, with the exception of the Hemel Hempstead facility.

Designated Liabilities to be assumed by xG:

Trade liabilities as of Closing, provided they are both current (those incurred within the previous 30 days) and where the vendor relationship is in good standing.